Exhibit 10.5

INTEGRAL AD SCIENCE HOLDING CORP.

RSU AWARD NOTICE

Pursuant to the terms and conditions of the Integral Ad Science Holding Corp. 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”), Integral Ad Science Holding Corp., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) an award of RSUs set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Unit Agreement attached hereto as Exhibit A, including the additional terms and conditions for certain countries, as set forth in the appendix attached thereto (the “Appendix” and, together, the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.

Type of Award:	Other Share-Based Award under Article X of the Plan.

Participant:	[•]

Grant Date:	[•]

Total Number of RSUs:	[•]

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement, and this Restricted Stock Unit Award Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan, and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan, and this Grant Notice. You hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan, or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Grant Notice as of the date first written above.

INTEGRAL AD SCIENCE HOLDING CORP.

By:
Name: [Name]
Title: [Title]

[Participant]

[Signature Page to Restricted Stock Unit Award Notice]

Exhibit A

INTEGRAL AD SCIENCE HOLDING CORP.

RSU AWARD AGREEMENT

THIS RSU AWARD AGREEMENT (this “Agreement”) is entered into by and between the Company and the Participant as of the Grant Date set forth in the Grant Notice to which this Agreement is attached. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.

WHEREAS, the Plan provides for the grant of Other Share-Based Awards; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its members to grant the Participant an Other Share-Based Award in the form of RSUs on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and their successors and assigns, hereby agree as follows:

1. Grant of RSUs.

(a) Grant. The Company hereby grants to the Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement, and the Plan.

(b) Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.

2. Vesting. The RSUs shall vest with respect to twenty five percent (25%) of the Award on each of the first four (4) anniversaries of the date of grant, subject to the Participant not incurring a Separation from Service prior to the applicable vesting date.

3. Settlement. The Company shall issue one Share to the Participant for each RSU that becomes vested hereunder within 30 days following the date on which such RSU becomes vested. Notwithstanding the foregoing, if the Participant is employed and/or resides outside of the United States, the Company, in its sole discretion, may provide for the settlement of the RSUs in the form of (a) a cash payment (in an amount equal to the Fair Market Value of the Shares that correspond to the vested RSUs) to the extent that settlement in Shares (i) is prohibited under local law, (ii) would require the Participant, or the Company or any of its Affiliates to obtain the approval of any governmental or regulatory body in the Participant’s country of employment and/or residency, (iii) would result in adverse tax consequences for the Participant or the Company or any of its Affiliates or (iv) is administratively burdensome; or (b) Shares, but require the Participant to sell such Shares immediately or within a specified period following the Participant’s Separation from Service (in which case, the Participant hereby agrees that the Company shall have the authority to issue sale instructions in relation to such Shares on the Participant’s behalf).

4. Forfeiture. If, prior to the settlement of the RSUs as set forth in Section 3, (a) the Participant incurs a Separation from Service for any reason, (b) the Participant materially breaches this Agreement, or (c) the Participant fails to meet the tax withholding obligations described in Section 6, the Participant shall immediately and automatically forfeit all of the Participant’s rights in respect of the RSUs.

5. Change in Control. Except to the extent Substitute Awards are granted in assumption of, or in substitution for, any then unvested RSUs granted hereunder, in the event of a Change in Control, if a Participant incurs a Separation from Service within [two (2) years] following such Change in Control, 100% of any then unvested RSUs granted hereunder shall immediately become fully vested and non-forfeitable, provided that the Participant remains in continuous Service from the Grant Date through the occurrence of the Change in Control.

6. Rights as Stockholder; Dividend Equivalents. Until such time as the RSUs have been settled pursuant to Section 3, the Participant shall have no rights as a stockholder, including, without limitation, any right to dividends or other distributions or any right to vote. Notwithstanding the foregoing, if the Company declares any cash dividend the record date of which occurs while the RSUs are outstanding, the Participant shall be credited a dividend equivalent in an amount equal to the dividend that would have been paid on the Shares underlying the RSUs had such shares been outstanding on such record date. Any such dividend equivalents shall be subject to the same vesting conditions applicable to the underlying RSU with respect to which they accrue, and shall, if the underlying RSU vests, be paid on the date on which such RSU is settled in accordance with Section 3. For purposes of clarity, if the RSUs (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the dividend equivalents, if any, accrued with respect to such forfeited RSUs. No interest will accrue on the dividend equivalents between the declaration and payment of the applicable dividends and the settlement of the dividend equivalents.

7. Taxes.

(a) The Participant acknowledges and agrees that, regardless of any action taken by the Company or, if different, the Affiliate that employs the Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant even if technically due by the Company or an Affiliate (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or the underlying Shares, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividend equivalents and/or dividends and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) To the extent that Tax-Related Items are payable, the Participant shall make arrangements satisfactory to the Company regarding the payment of any Tax-Related Items in respect of this Award or the Company may mandate the method for satisfying Tax-Related Items, which arrangements include the delivery of cash or cash equivalents, Shares (including previously owned Shares (which is not subject to any pledge or other security interest), net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If the Participant fails to satisfy such Tax-Related Items, the Company may refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement. If such Tax-Related Items are satisfied through net settlement or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender approximately equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for Tax-Related Items that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. If the obligation for Tax-Related Items is satisfied through net settlement, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. The Participant will have no further rights with respect to any Shares that are retained by the Company pursuant to this provision. In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.

(c) The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

8. Non-Transferability. The RSUs may not, at any time prior to being settled, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant, other than by will or by the laws of descent and distribution. Any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company.

9. Miscellaneous.

(a) Clawback. All awards, amounts, and benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any Applicable Law related to such actions, as may be in effect from time to time. The Participant acknowledges and expressly agrees to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Grant Date (including the forfeiture, clawback, and detrimental conduct terms contained in Section 13.22 of the Plan as of the Grant Date (and any successor terms)), and any term of Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

(b) Compliance with Laws. The grant of RSUs and the issuance of Shares hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act, and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation, or exchange requirement applicable thereto. No shares of Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, shares of Common Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Common Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

(c) Not a Public Offering. If the Participant is employed or resident outside the United States, the grant of the RSUs is not intended to be a public offering of securities in the Participant’s country of employment (or country of residence, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the RSUs is not subject to the supervision of the local securities authorities.

(d) Insider Trading; Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant further acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares, during such times the Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Participant understands that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and that the Participant should therefore consult his or her personal advisor on this matter.

(e) Repatriation; Compliance with Law. The Participant agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in the Participant’s country of employment (and country of residence, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and any of its Affiliates, as may be required to allow the Company and any of its Affiliates to comply with local laws, rules and/or regulations in the Participant’s country of employment (and country of residence, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and/or regulations in his or her country of employment (and country of residence, if different).

(f) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, and heirs of the Participant.

(g) No Waiver; Amendment. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach. This Agreement may be amended at any time by the Committee, except that no amendment may, without the Participant’s consent, materially impair the Participant’s rights under the Award.

(h) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(i) Nature of Grant. In accepting the RSUs, the Participant acknowledges and agrees that:

(i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(ii) the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs or other awards have been granted in the past;

(iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(iv) the Participant’s participation in the Plan is voluntary;

(v) the RSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment contract with the Company or any of its Affiliates and shall not interfere with the ability of the Company or the Employer, as applicable, to terminate the Participant’s employment relationship (as otherwise may be permitted under local law);

(vi) unless otherwise agreed with the Company, the RSUs and any Shares acquired upon settlement of the RSUs, and the income from and value of the same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of any Subsidiary or Affiliate;

(vii) the RSUs and any Shares acquired under the Plan and the income and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any of their Affiliates;

(viii) the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(ix) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant’s Separation from Service (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, in consideration of the RSUs, the Participant agrees not to institute any claim against the Company or the Employer;

(x) for purposes of the RSUs, the Participant’s employment will be considered terminated as of the date the Participant is no longer actively providing service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is providing service or the terms of the Participant’s employment or service agreement, if any), and unless otherwise determined by the Company, the Participant’s right to vest in the RSUs will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is providing service or the terms of Participant’s employment or service agreement, if any); the Committee or its delegate shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of his or her Award (including whether the Participant may still be considered to be providing service while on a leave of absence);

(xi) the RSUs and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(xii) if the Participant’s local currency is different than the U.S. dollar, neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the RSUs or any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement of the RSUs.

(j) Unfunded Plan. The award of RSUs is unfunded and the Participant shall be considered an unsecured creditor of the Company with respect to the Company’s obligations, if any, to issue Shares pursuant to this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Participant and the Company or any other person.

(k) Appendix. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any additional or different terms and conditions set forth in the Appendix to this Agreement for certain country or countries (the “Appendix”). Moreover, if the Participant relocates to any country included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons or the Company may establish additional terms to facilitate the Participant’s relocation. The Appendix constitutes part of this Agreement.

(l) Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m) Entire Agreement. This Agreement (including the Appendix), the Grant Notice, and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations with respect thereto.

(n) Bound by the Plan. By signing this Agreement, the Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. In the event of any conflict between the Plan and this Agreement, this Agreement shall control.

(o) Governing Law. The Participant acknowledges and expressly agrees to the governing law terms of Section 13.9 of the Plan (and any successor terms) and the jurisdiction and waiver of jury trial terms of Section 13.10 of the Plan (and any successor terms).

(p) Business Days. If any time period for giving notice or taking action hereunder expires on a day that is a Saturday, Sunday, or holiday in the state in which the Company’s principal executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday, or holiday.

(q) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(r) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

(s) Section 409A of the Code. It is intended that the RSUs granted pursuant to this Agreement and the provisions of this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(t) Language. If the Participant is resident in a country where English is not an official language, the Participant acknowledges and agrees that it is his or her express intent that this Agreement and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs be drawn up in English. Further, the Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement and any documents related to the Plan or has had the ability to consult with an advisor who is sufficiently proficient in the English language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(u) Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement, the Grant Notice and any other grant materials by and among, as necessary and applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company, its Affiliates and/or the Employer may hold certain personal information about the Participant, specifically, [the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of the RSUs or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in the Participant’s favor] (“Data”), for the purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC and its affiliates or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant is employed outside the United States, the Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Participant authorizes the Company, the applicable stock plan service provider and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. If the Participant is employed outside the United States, the Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, his or her service status and career will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources representative.

(v) Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet or third party website to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.

* * * *

APPENDIX TO THE AGREEMENT

COUNTRY-SPECIFIC TERMS, CONDITIONS AND NOTIFICATIONS

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs granted to the Participant under the Plan if the Participant resides and/or works outside of the United States. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Plan and/or the Agreement to which this Appendix is attached.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing, transfers to another country after the Grant Date, is a consultant, changes employment status to a consultant, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the terms and conditions contained herein shall be applicable to the Participant. References to the Employer shall include any entity that engages the Participant’s services.

Notifications

This Appendix also includes information regarding securities, tax, and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is provided solely for the Participant’s convenience and is based on the securities, tax, and other laws in effect in the respective countries as of June 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date by the time the Participant vests in or receives Shares underlying the RSUs or sells any Shares.

In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the applicable laws in the Participant’s country may apply to his or her situation.

Finally, the Participant understands that if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfer to another country after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Participant in the same manner.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) AND THE UNITED KINGDOM

Data Privacy Notice. If the Participant resides and/or works in the EU/EEA or the United Kingdom, the following provision replaces Section 8(u) of the Agreement:

The Company, with its principal office at 95 Morton St., 8th Floor, New York, New York 10014, United States of America, is the controller responsible for the processing of the Participant’s personal data by the Company and the third parties noted below.

(a) Data Collection, Processing and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes and uses certain personal information about the Participant for the legitimate purpose of implementing, administering and managing the Plan and generally administering RSUs, specifically [the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of the RSUs or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in the Participant’s favor] (“Personal Data”). In granting RSUs under the Plan, the Company will collect, process, use, disclose and transfer (collectively, “Processing”) Personal Data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the Processing of Personal Data is the Company’s legitimate business interests of managing the Plan, administering RSUs and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under this Agreement and the Plan. The Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. As such, by accepting the RSUs, the Participant voluntarily acknowledges the Processing of his or her Personal Data as described herein.

(b) Outside Service Providers. The Company and the Employer may transfer Personal Data to Fidelity Stock Plan Services, LLC and its affiliates, an independent service provider based in the United States of America (the “Plan Broker”), which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s Personal Data with another company that serves in a similar manner. The Processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan. When receiving the Participant’s Personal Data, if applicable, the Plan Broker provides appropriate safeguards in accordance with the Standard Contractual Clauses or other appropriate cross-border transfer solutions. By accepting the RSUs, the Participant understands that the Plan Broker will Process the Participant’s Personal Data for the purposes of implementing, administering and managing the Participant’s participation in the Plan.

(c) International Personal Data Transfers. The Plan and RSUs are administered in the United States of America, which means it will be necessary for Personal Data to be transferred to, and Processed in the United States of America. When transferring Personal Data to the United States of America, the Company provides appropriate safeguards in accordance with the Standard Contractual Clauses or other appropriate cross-border transfer solutions. The Participant may request a copy of the appropriate safeguards with the Plan Broker or the Company by contacting [the Participant’s human resources representative].

(d) Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage his or her participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities, and labor laws. When the Company no longer needs Personal Data related to the Plan, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with Applicable Law.

(e) Data Subject Rights. To the extent provided by law, the Participant has the right to (i) subject to certain exceptions, request access or copies of Personal Data the Company Processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on Processing of Personal Data, (v) lodge complaints with competent authorities in the Participant’s country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant may contact [the Participant’s human resources representative]. The Participant also has the right to object, on grounds related to a particular situation, to the Processing of Personal Data, as well as opt-out of the Plan, in any case without cost, by contacting [the Participant’s human resources representative] in writing. The Participant’s provision of Personal Data is a contractual requirement. The Participant understands, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to administer the RSUs, or grant other awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, the Participant may contact [the Participant’s human resources representative] in writing.

AUSTRALIA

Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to conditions in the Act).

CANADA

1. Form of Settlement. Notwithstanding any provision in the Plan or Agreement to the contrary, the RSUs will be settled in Shares only, not cash.

2. Securities Law Information. The Participant is permitted to sell Shares acquired under the Plan through the designated broker, if any, provided the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed.

3. Separation from Service. The following provision replaces Section 8(i)(x) of the Agreement:

For purposes of the RSUs, the Participant’s service is considered terminated as of the date the Participant is no longer actually employed or otherwise rendering service to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws or the terms of the Participant’s employment or service contract, if any). Unless otherwise extended by the Company or expressly provided in the Agreement, the Participant’s right to vest in the RSUs, if any, will terminate effective as of such date (the “Termination Date”). The Termination Date will not be extended by any common law notice period. Notwithstanding the foregoing, however, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the RSUs under the Agreement, if any, will be allowed to continue for that minimum notice period but then immediately terminate effective as of the last day of the Participant’s minimum statutory notice period.

In the event the date the Participant is no longer providing actual service cannot be reasonably determined under the terms of this Agreement and/or the Plan, the Company shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the RSUs (including whether the Participant may still be considered to be providing service while on a leave of absence). Any portion of the RSUs that is not vested on the Termination Date shall terminate immediately and be null and void. Subject to the foregoing, unless the applicable employment standards legislation specifically requires, in the Participant’s case, the Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Participant’s service is terminated (as determined under this provision), nor will the Participant be entitled to any compensation for lost vesting.

The following provision applies to residents of Quebec:

4. Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressément souhaité la rédaction en anglais du Contrat d’Attribution, ainsi que tous les documents exécutés, avis donnés et procédures judiciaires intentées, en vertu du, ou liés directement ou indirectement, au présent Contrat d’Attribution.

FRANCE

1. Award Not French-Qualified. The RSUs are not granted under the French specific regime provided by Articles L. 225-197-1 and seq. or L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended.

2. English Language Consent. The parties acknowledge and agree that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que la convention (“Agreement”), ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

GERMANY

No country-specific provisions.

INDIA

Repatriation Requirements. The Participant expressly agrees to repatriate all dividends and sale proceeds attributable to Shares acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company nor any of its Affiliates shall be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws, rules or regulations.

ITALY

Plan Document Acknowledgment. In accepting the RSUs, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix.

More specifically, the Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement: Section 2 (Vesting); Section 3 (Settlement); Section 4 (Forfeiture); the data privacy provisions in the Appendix for Participants that reside and/or work in the EU/EEA and the United Kingdom; and the terms and conditions in this Appendix.

JAPAN

No country-specific provisions.

SINGAPORE

Securities Law Information. The grant of the RSUs under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. The Participant should note that the RSUs are subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale of the underlying Shares in Singapore, or any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made (i) after six (6) months from the date of grant or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

SPAIN

1. Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. This provision supplements the terms of the Agreement:

In accepting the RSUs, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion granted the RSUs under the Plan to individuals who may be employees of the Company and its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs and the Shares acquired upon settlement of the RSUs shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the grant of the RSUs shall be null and void.

The Participant understands and agrees that, as a condition of the grant of the RSUs, the Participant’s Separation from Service for any reason (including the reasons listed below) will automatically result in the loss of the RSUs to the extent the RSUs has not vested as of date that the Participant ceases active employment. In particular, the Participant understands and agrees that unless otherwise provided in the Agreement, any portion of the RSUs that is unvested as of the date the Participant ceases active employment will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. The Participant acknowledges that he or she has read and specifically accepts the conditions referred to in the Agreement regarding the impact of a Separation from Service on the Participant’s RSUs.

2. Securities Law Information. The RSUs and the Shares described in this Agreement do not qualify under Spanish regulations as securities. With respect to the grant of RSUs under the Plan, no “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

SWEDEN

Tax Withholding. The following provision shall supplement Section 6 of the Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the Section 6 of the Agreement, in accepting the grant of the RSUs, the Participant authorizes the Company to withhold Shares otherwise deliverable to the Participant upon settlement of the RSUs or sell Shares issued upon settlement of the RSUs to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer has an obligation to withhold such Tax-Related Items.

UNITED KINGDOM

1. Taxes. This provision shall supplement Section 6 of the Agreement:

Without limitation to Section 6 of the Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is a director or executive officer and income tax due is not collected from or paid by the Participant by within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from the Participant at any time thereafter by any of the means referred to in Section 6 of the Agreement.

2. Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the RSUs, whether or not as a result of a Separation from Service (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the RSUs. Upon the grant of the RSUs, the Participant will be deemed to have waived irrevocably any such entitlement.

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